(Graphic  Omitted)
Sextant
Mutual  Funds
Fellow  Shareowners:
Its been a good year for some markets, but others failed to keep up. For the 12 months ended November 30, 1998, large capitalization stocks as found in the Dow Jones Industrials (+16.5%) and the S&P 500 (+21.7%) were up. But medium and smaller company stocks, exemplified by the Russell 2000 (-7.5%) were down. Domestic growth mutual funds averaged +7.85%.Its been a good year for some markets, but others failed to keep up. For the 12 months ended November 30, 1998, large capitalization stocks as found in the Dow Jones Industrials (+16.5%) and the S&P 500 (+21.7%) were up. But medium and smaller company stocks, exemplified by the Russell 2000 (-7.5%) were down. Domestic growth mutual funds averaged +7.85%. Growth and momentum investors did well, but longer-term value investors suffered. The 1998 stock market ignored value investors - those who focus on earnings and assets (like Saturna Capital) rather than momentum and psychology. Our quality focus brought excellent results to our bond funds, but our equity funds' emphasis on the financial, cyclical, technology, and service sectors brought sub-par returns.Growth and momentum investors did well, but longer-term value investors suffered. The 1998 stock market ignored value investors - those who focus on earnings and assets (like Saturna Capital) rather than momentum and psychology. Our quality focus brought excellent results to our bond funds, but our equity funds' emphasis on the financial, cyclical, technology, and service sectors brought sub-par returns. The no-load Sextant Funds are designed to address a broad spectrum of investment needs. All stress low operating expenses and employ a "fulcrum" advisory fee structure that rewards or penalizes Saturna Capital for investment results. The four Funds pay increased or decreased monthly advisory fees depending on relative performance over the prior 12 months. For the fiscal year ended November 30, 1998, comparative total returns and percentile category rankings (1 is best) are:The no-load Sextant Funds are designed to address a broad spectrum of investment needs. All stress low operating expenses and employ a "fulcrum" advisory fee structure that rewards or penalizes Saturna Capital for investment results. The four Funds pay increased or decreased monthly advisory fees depending on relative performance over the prior 12 months. For the fiscal year ended November 30, 1998, comparative total returns and percentile category rankings (1 is best) are:
     Sextant  Fund          Total  Return     vs. Morningstar     Total Return
     -------------          -------------     ---------------     ------------
RankSextant  Fund          Total  Return      vs. Morningstar     Total Return
  ---------------          -------------      ---------------     ------------
Rank
  --
     Short-Term Bond     6.67%     Short-Term Bonds     6.54%     25Short-Term
Bond          6.67%          Short-Term  Bonds          6.54%          25
Bond  Income          10.04%       Long-Term Bonds     7.46%     20Bond Income
10.04%          Long-Term  Bonds          7.46%          20
Growth          (0.97)%     Domestic Growth     7.85%     82Growth     (0.97)%
Domestic  Growth          7.85%          82
International 3.57% Foreign Stock 9.56% 84International 3.57% Foreign Stock 9.56% 84 For the year, the high-quality Sextant bond funds both outperformed their peers. There is an anchor role for bonds in most portfolios, especially if we begin to experience deflation. With its 2 to 3 year portfolio maturity, Short-Term Bond Fund is a great alternative to money-market funds for investing your cash reserves. Bond Income Fund's long (13 year) average portfolio maturity boosted its total return in a year of falling interest rates.For the year, the high-quality Sextant bond funds both outperformed their peers. There is an anchor role for bonds in most portfolios, especially if we begin to experience deflation. With its 2 to 3 year portfolio maturity, Short-Term Bond Fund is a great alternative to money-market funds for investing your cash reserves. Bond Income Fund's long (13 year) average portfolio maturity boosted its total return in a year of falling interest rates. Our value approach to investing hurt the Growth Fund. For 1997, the Fund provided a total return of 30.3% (almost 10% above the average Morningstar domestic growth fund) but the 1998 total return of -0.97% (over 8% below the comparable Morningstar average).Our value approach to investing hurt the Growth Fund. For 1997, the Fund provided a total return of 30.3% (almost 10% above the average Morningstar domestic growth fund) but the 1998 total return of -0.97% (over 8% below the comparable Morningstar average). We created Sextant International Fund to invest in non-US equities, believing it unwise to



insulate oneself from foreign events and opportunities. With 1998 illustrating the risks in foreign investing, the Fund still provided a +3.57% return. Sextant International confines its investments to stocks easily traded in the US, such as ADR's. Little of the portfolio was subject to the Asian financial meltdown, and our emphasis continues on European and Canadian issues.We created Sextant International Fund to invest in non-US equities, believing it unwise to insulate oneself from foreign events and opportunities. With 1998 illustrating the risks in foreign investing, the Fund still provided a +3.57% return. Sextant International confines its investments to stocks easily traded in the US, such as ADR's. Little of the portfolio was subject to the Asian financial meltdown, and our emphasis continues on European and Canadian issues. Further information on each Fund is found in the following sections of this report. Our portfolio managers welcome your comments and suggestions. The entire staff works to minimize operating expenses. In the footnotes, you will notice another unusual feature of the Sextant funds: on average, 23% of each Sextant Fund is owned by the trustees, officers, and their immediate families. We invite you to invest your money with ours.Further information on each Fund is found in the following sections of this report. Our portfolio managers welcome your comments and suggestions. The entire staff works to minimize operating expenses. In the footnotes, you will notice another unusual feature of the Sextant funds: on average, 23% of each Sextant Fund is owned by the trustees, officers, and their immediate families. We invite you to invest your money with ours.
                              RESPECTFULLY,
RESPECTFULLY,

     NICHOLAS  KAISER,  PRESIDENT          PHELPS  MCILVAINE,  VICE  PRESIDENT
     (Manager,  Sextant  Growth;          (Manager,  Sextant  Bond  Income;
     Sextant  International  )          Sextant  Short-Term  Bond)
(Graphic  Omitted)
              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To  the  Shareholders  and  Board  of  Trustees
Saturna  Investment  Trust
We have audited the accompanying statement of assets and liabilities of the Sextant Short-Term Bond Fund, Sextant Bond Income Fund, Sextant Growth Fund and Sextant International Fund, each a series of the Saturna Investment Trust, including the schedules of investments as of November 30, 1998, and the related statements of operations for the year then ended and changes in net assets and the financial highlights for each of the two years then ended. These financial statements and financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial statements and financial highlights presented for the year ended November 30, 1996 and prior were audited by other auditors whose report dated December 18, 1996, expressed an unqualified opinion on those statements. We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of November 30, 1998, by correspondence with the custodian. Our audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion the 1998 financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Sextant Short-Term Bond Fund, Sextant Bond Income Fund, Sextant Growth Fund and Sextant International Fund, as of November 30, 1998, the results of their operations for the year then ended, and the changes in their net assets and their financial highlights for eqach of the two years in the period then ended, in conformity with generally accepted accounting principles.
                                                          TAIT, WELLER & BAKER
Philadelphia,  Pennsylvania
December  11,  1998

                                                            1998 ANNUAL REPORT

November  30,  1998
                                                             (Graphic Omitted)
                          SEXTANT SHORT-TERM BOND FUND
(GRAPHIC  OMITTED)
INVESTMENTSINVESTMENTS
(GRAPHIC  OMITTED)







Rating  Issuer                                                Coupon/Maturity      Face Amount   Market Value
------  -----------------------------------------             -------------------  ------------  -------------

        Aerospace - Aircraft (4.4%)
A       McDonnell Douglas/Boeing Capital                          9.25% 4/1/2002         75,000         83,145
        Banking (12.5%)
A+      Bank of America                                          9.375% 3/1/2001         50,000         53,615
A-      Bankers Trust-NY                                         9.50% 6/14/2000         75,000         78,083
A       Harris Bank Corp                                         9.375% 6/1/2001        100,000        107,560
                                                                                   ------------  -------------
                                                   SUB-TOTAL                            225,000        239,258
        Finance (17.1%)
A-      Aristar                                                  6.75% 8/15/2001         95,000         97,005
A       Deluxe Corp                                              8.55% 2/15/2001         50,000         52,840
BBB+    Finovia Capital Corp.                                     5.98 2/27/2001         75,000         74,610
A       Travellers Property & Casualty                           6.75% 4/15/2001        100,000        101,520
                                                                                   ------------  -------------
                                                   SUB-TOTAL                            320,000        325,975
        Food (2.8%)
A-      Coca Cola Enterprises                                    7.875% 2/1/2002         50,000         52,850
        Oil & Gas (7.9%)
AA+     Amoco Canada                                             7.25% 12/1/2002         70,000         74,144
A-      Fina Oil & Chemical                                     6.875% 7/15/2001         75,000         76,710
                                                                                   ------------  -------------
                                                   SUB-TOTAL                            145,000        150,854
        Investment Finance (8.1%)
AA-     Merrill Lynch & Co.                                      6.00% 1/15/2001        100,000        100,790
A+      Morgan Stanley                                          9.375% 6/15/2001         50,000         53,535
                                                                                   ------------  -------------
                                                   SUB-TOTAL                            150,000        154,325
        Machinery (3.8%)
A-      Ingersol Rand                                           6.75% 11/19/2001         70,000         71,561
        Medical - Health Maintenance Org. (3.7%)
A-      Aetna Services                                           6.38% 8/15/2001         70,000         71,211
        Paper & Paper Products (5.2%)
A       Westvaco Corporation                                      9.65% 3/1/2002         90,000         99,585
        Retailing (5.6%)
A       J.C. Penny & Co.                                          9.05% 3/1/2001        100,000        106,400
        Telecommunications (9.3%)
A       Northern Telecom                                         8.75% 6/12/2001        100,000        107,790
BBB     Worldcom Inc.                                            6.125% 8/1/2001         70,000         70,721
                                                                                   ------------  -------------
                                                   SUB-TOTAL                            170,000        178,511
        Tobacco (4.0%)
A       Phillip Morris                                           9.25% 2/15/2000         75,000         77,542
        U.S. Government  (5.2%)
AAA     U.S. Treasury Note                                      6.25% 10/31/2001         95,000         99,141

        Total Investments (89.6%)                             (Cost = $1,720,539)  $  1,635,000  $   1,710,358
                                                                                   ============  -------------
        Other Assets (net of liabilities) (10.4%)                                                      197,641
                                                                                                 -------------
        Total Net Assets (100%)                                                                  $   1,907,999
                                                                                                 =============

*Ratings  are  the  lesser  of  S&P  or  Moody's  (unaudited)



  (The accompanying notes are an integral part of these financial statements)

SEXTANT  SHORT-TERM  BOND  FUND
 (Graphic  Omitted)

1998  ANNUAL  REPORT
(Graphic  Omitted)



                      STATEMENT OF ASSETS AND LIABILITIES


As  of  November  30,  1998



ASSETS                                                                           -           -
      Bond investments (cost $1,720,539)                                $1,710,358           -
      Cash                                                                 160,607           -
      Interest receivable                                                   39,154           -
                                                                        ----------
            Total Assets                                                         -  $1,910,119
                                                                                    -----------
LIABILITIES                                                                      -           -
      Other Liabilities                                                      2,120           -
                                                                        ----------
            Total Liabilities                                                    -       2,120
                                                                                    -----------
NET ASSETS                                                                       -  $1,907,999
                                                                                    ===========
                                                                                 -           -
                                                                                    -----------
Fund shares outstanding                                                          -     378,847
ANALYSIS OF NET ASSETS
      Paid in capital (unlimited shares authorized, without par value)           -  $1,904,492
      Accumulated net realized gain (loss) on investments                        -      (8,649)
      Unrealized net appreciation on investments                                 -      12,156
                                                                                    -----------
      Net Assets applicable to Fund shares outstanding                           -  $1,907,999
                                                                                    ===========
NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE                         -  $     5.04




                            STATEMENT OF OPERATIONS



For  the  Year  Ended  November  30,  1998



INVESTMENT INCOME                                                     -          -
      Interest income                                        $  143,870          -
      Amortization of bond premiums                             (23,419)         -
      Accretion                                                      48          -
                                                             -----------
            Gross investment income                                   -   $120,499
EXPENSES
      Investment adviser and administration fee                  12,132          -
      Professional fees                                           3,435          -
      Filing and registration fees                                  908          -
      Printing and postage                                        1,202          -
      Other expenses                                                716          -
                                                             -----------
      Total gross expenses                                       18,393          -
                                                                          --------
            Less advisory fee waived                             (8,805)         -
                                                             -----------
      Net expenses                                                    -      9,588
                                                                          --------
            Net investment income                                     -    110,911
                                                                          --------
NET REALIZED GAIN ON INVESTMENTS
      Proceeds from sales                                     2,075,227          -
      Less cost of securities sold based on identified cost   2,061,072          -
                                                             -----------
            Realized net gain                                         -     14,155
                                                                          --------
UNREALIZED GAIN ON INVESTMENTS
      End of period                                              12,156          -
      Beginning of period                                         5,463          -
                                                             -----------
      Increase in unrealized gain for the period                      -      6,693
                                                                          --------
            Net realized and unrealized gain on investments           -     20,848
                                                                          --------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                  -   $131,759
                                                                          ========




  (The accompanying notes are an integral part of these financial statements)

1998  ANNUAL  REPORT
(Graphic  Omitted)
SEXTANT  SHORT-TERM  BOND  FUND

(Graphic  Omitted)

                      STATEMENT OF CHANGES IN NET ASSETS



                                                           Year ended      Year ended
                                                      Nov. 30, 1998     Nov. 30, 1997
                                                      -------------     -------------



INCREASE (DECREASE) IN NET ASSETS                                     -            -
FROM OPERATIONS:                                                      -            -
      Net investment Income                                 $   110,911   $  121,445
      Net realized gain (loss) on investments                    14,155       (1,405)
      Net increase in unrealized appreciation                     6,693        1,028
                                                            ------------  -----------
      Net increase  in net assets from operations               131,759      121,068
                                                            ------------  -----------
DIVIDENDS TO SHAREOWNERS FROM:
      Net investment income                                    (111,184)    (121,530)
      Capital gains distributions                                     -            -
                                                            ------------  -----------
                                                               (111,184)    (121,530)
                                                            ------------  -----------
FUND SHARE TRANSACTIONS:
      Proceeds from sales of shares                           1,685,010    1,321,409
      Value of shares issued in reinvestment of dividends       107,840      120,427
                                                            ------------  -----------
                                                              1,792,850    1,441,836
      Cost of shares redeemed                                (2,413,714)    (949,884)
                                                            ------------  -----------
      Net increase (decrease) in net assets
          from share transactions                              (620,864)     491,952
                                                            ------------  -----------
Total increase (decrease) in net assets                        (600,289)     491,490

NET ASSETS
      Beginning of period                                     2,508,288    2,016,798
                                                            ------------  -----------
      End of period                                         $ 1,907,999   $2,508,288
                                                            ============  ===========
Shares of the Fund Sold and Redeemed
      Number of shares sold                                     335,801      265,939
      Number of shares issued in reinvestment of dividends       21,460       24,218
                                                            ------------  -----------
                                                                357,261      290,157
      Number of shares redeemed                                (480,944)    (190,967)
                                                            ------------  -----------
Net Increase (decrease) in
      Number of Shares Outstanding                             (123,683)      99,190
                                                            ============  ===========




  (The accompanying notes are an integral part of these financial statements)

SEXTANT  SHORT-TERM  BOND  FUND
(GRAPHIC  OMITTED)

1998  ANNUAL  REPORT
 (GRAPHIC  OMITTED)SEXTANT  BOND  INCOME  FUND


FINANCIAL  HIGHLIGHTS

FINANCIAL  HIGHLIGHTS
              Selected data per share of capital stock outstanding throughout the period:
                                                                                Sept. 28. '95
                                               For the year ended November 30,  (inception) to
                                               -------------------------------
                                                         1998     1997     1996  Nov. 30 '95*
                                                         ----     ----     ----  ------------



NET ASSET VALUE AT BEGINNING OF PERIOD                 $ 4.99   $ 5.00   $ 5.03   $ 5.00
                                                       -------  -------  -------  -------
      INCOME FROM INVESTMENT OPERATIONS
      Net Investment Income                              0.27     0.27     0.25     0.03
      Net gains or losses on securities
 (both realized and unrealized)                          0.05    (0.01)   (0.03)    0.03
                                                       -------  -------  -------  -------
Total from investment operations                         0.32     0.26     0.22     0.06
      LESS DISTRIBUTIONS
      Dividends (from net investment income)            (0.27)   (0.27)   (0.25)   (0.03)
      Distributions (from capital gains)                    -        -        -        -
                                                       -------  -------  -------  -------
Total distributions                                     (0.27)   (0.27)   (0.25)   (0.03)
                                                       -------  -------  -------  -------
NET ASSET VALUE AT END OF PERIOD                       $ 5.04   $ 4.99   $ 5.00   $ 5.03
                                                       =======  =======  =======  =======
TOTAL RETURN                                             6.67%    5.45%    4.85%    1.05%
Ratios / Supplemental Data
-----------------------------------------------------
Net assets ($000), end of period                       $1,908   $2,508   $2,016   $  878
Ratio of expenses to average net assets                  0.48%    0.60%    0.85%    0.23%
Ratio of net investment income to average net assets     5.57%    5.58%    6.30%    0.68%
Portfolio turnover rate                                    71%      47%     100%       0%

  For the above periods, all or a portion of the operating expenses were waived. If costs had not been waived, the resulting increase to expenses per share in each period would have been $ .02, $.02, $.02 and $.007. The increase to the ratio of expenses to average monthly net assets would be .44%, .40%, .52% and
 .16%, respectively.

                                * not annualized



  (The accompanying notes are an integral part of these financial statements)

                        DISCUSSION OF  FUND PERFORMANCE
                                  (UNAUDITED)
Fiscal  Year  1998
For the fiscal year ended November 30, 1998, the Sextant Short-Term Bond Fund returned 6.67% to its shareowners. Reflecting its capital stability investment objective, the Fund's price moved in a narrow range (about 3%) from high to low. For the fiscal year, the Fund ranked in the top 25% of 216 funds in the Morningstar "Short-Term Bond" category. Factors Affecting Past Performance For the first eight months of 1998, short-term rates interest rates and Federal Reserve policy were stable. The yield curve became virtually flat. In the third quarter however, the stock market fell precipitously and short-term note prices rose in a brief but pronounced flight to quality. Russia's default and the failure of a major hedge fund caused a credit crunch. There was a sudden de-leveraging of risk in the bond market. Credit spreads in the short end of the bond market doubled. As part of the effort to restore liquidity to the bond market and restore confidence to the slumping stock market, the Federal Reserve Bank lowered overnight Federal Funds rates seventy-five basis points. During the upheaval of the third quarter, the wisdom of keeping a large percentage of the portfolio in high-grade liquid corporate paper, US Governments and bullet US
Agency paper was never clearer. We will continue to follow this strategy in 1999.

Looking  Forward
In 1999, we expect short-term interest rates to continue downward and world economies to slow further. Deflation is now prevalent in many countries. The yield curve will maintain its current steeper shape. Many economies remain financially troubled, and more are succumbing to recession. Another flight to quality and widening of credit spreads is a distinct possibility. Management Fee Calculations The Sextant Short-Term Bond Fund calculates part of its management fee based on a comparison of the Fund's return to the average return of the Morningstar category Short-Term Bond. This is defined as portfolios that "focus on corporate and other investment grade issues with an average duration of more than one year or an effective average maturity of more than one year but less than four years." As the 12-month return of the Fund was within 1% of the category average, no adjustment to the basic 0.60% management fee was made for the month of December 1998. Comparison to Index Comparison of any fund to an index must be made bearing in mind that the Index is unmanaged, and expense-free. The graph below compares $10,000 invested in the Fund at its inception, compared to a similar amount invested in The Salomon Brothers Gov/Corp Investment Grade Bond Index for maturities between one and three years. The graph shows that a $10,000 investment made on September 1995 would have risen to $11,919 in the Fund and $12,250 in the Index. Past performance is not indicative of future results.


Sextant  Short-Term  Bond  Fund  vs.  Salomon  Gov/Corp  1-3  yr.

(Graph  Omitted)

SEXTANT  BOND  INCOME  FUNDSEXTANT  BOND  INCOME  FUND
INVESTMENTSINVESTMENTS
November  30,  1998
(Graphic  Omitted)
1998  ANNUAL  REPORT
(Graphic  Omitted)

INVESTMENTS





RATING  ISSUER                                               COUPON/MATURITY      FACE AMOUNT   MARKET VALUE
------  ----------------------------------------             -------------------  ------------  -------------
        BANKING (15.9%)
A-      Chase Manhatten                                         7.125% 6/15/2009  $     50,000  $      54,565
A       Citicorp                                                7.25% 10/15/2011        50,000         55,335
A-      Comerica Bank                                           7.125% 12/1/2013        50,000         51,901
AA-     Norwest Financial                                        6.85% 7/15/2009        50,000         52,695
                                                                                  ------------  -------------
                                                  SUB-TOTAL                            200,000        214,496
        BEVERAGES (4.1%)
A-      Seagram Co.                                              8.35% 1/15/2022        50,000         54,620
        BUILDING (3.7%)
A+      Lowes                                                   7.00% 10/15/2023        50,000         50,095
        COMPUTER (2.2%)
BBB     Dell Computer                                            6.55% 4/15/2008        30,000         29,512
        ELECTRIC UTILITIES (11.7%)
A+      Alabama Power                                             7.75% 2/1/2023        50,000         51,665
BBB     Commonwealth Edison                                       7.50% 7/1/2013        50,000         54,530
A+      Southern California Edison                               6.90% 10/1/2018        50,000         50,650
                                                                                  ------------  -------------
                                                  SUB-TOTAL                            150,000        156,845
        ELECTRONICS (4.0%)
BBB+    Phillips Electronics                                     7.25% 8/15/2013        50,000         53,605
        FOOD (3.6%)
BBB-    Nabisco Holdings                                         7.55% 6/15/2015        50,000         48,355
        INSURANCE (4.1%)
A       Allstate                                                 7.50% 6/15/2013        50,000         55,580
        INVESTMENT FINANCE (11.5%)
A       Bear Sterns                                               7.00% 3/1/2007        50,000         52,640
A       Morgan Stanley Dean Witter                              6.75% 10/15/2013        50,000         50,965
BBB     Paine Webber Group                                      7.625% 2/15/2014        50,000         50,785
                                                                                  ------------  -------------
                                                  SUB-TOTAL                            150,000        154,390
        OIL & GAS (3.7%)
A       Texaco Capital                                          8.625% 6/30/2010        40,000         50,164
        PAPER PRODUCTS (3.9%)
BBB-    Georgia Pacific                                          7.70% 6/15/2015        50,000         52,420
        RETAILING (7.6%)
A       Gap                                                      6.90% 9/15/2007        50,000         52,287
BBB+    Rite Aid                                                6.875% 8/15/2013        50,000         50,315
                                                                                  ------------  -------------
                                                  SUB-TOTAL                            100,000        102,602
        TELECOMMUNICATIONS (7.9%)
A+      GTE                                                     6.90% 11/01/2008        50,000         54,295
BBB     WorldCom                                                 6.40% 8/15/2005        50,000         51,526
                                                                                  ------------  -------------
        SUB-TOTAL                                                                      100,000        105,821
        U.S. GOVERNMENT AGENCY (13.3%)
AAA     Federal Home Loan Bank                               6.53% due 7/23/2007       165,000        178,596

        TOTAL INVESTMENTS (97.2%)                            Cost = $1,263,057    $  1,235,000      1,307,101
                                                                                  ============  -------------
        Other Assets (net of liabilities) (2.8%)                                                       37,605
                                                                                                -------------
        TOTAL NET ASSETS (100%)                                                                 $   1,344,706
                                                                                                =============

     *Ratings  are  the  lesser  of  S&P  or  Moody's  (unaudited)





  (The accompanying notes are an integral part of these financial statements)

(Graphic  Omitted)
1998  Annual  Report
(Graphic  Omitted)
Sextant  Bond  Income  Fund

FINANCIAL  HIGHLIGHTS


FINANCIAL  HIGHLIGHTS
Selected                          data per share of  capital  stock  outstanding
                                  throughout the year:* Year ended November 30,
                                  -----------------------
                                              1998     1997     1996     1995     1994
                                              ----     ----     ----     ----     ----



NET ASSET VALUE AT BEGINNING OF PERIOD    $ 4.83   $ 4.76   $ 4.91   $ 4.39   $  5.03
                                          -------  -------  -------  -------  --------
INCOME FROM INVESTMENT OPERATIONS
Net investment income                       0.30     0.30     0.30     0.24      0.25
Net gains or losses on securities
(both realized and unrealized)              0.17     0.07    (0.12)    0.52     (0.64)
                                          -------  -------  -------  -------  --------
Total from investment operations            0.47     0.37     0.18     0.76     (0.39)
LESS DISTRIBUTIONS
Dividends (from net investment income)
Non-taxable                                    -        -        -    (0.24)    (0.25)
Taxable                                    (0.30)   (0.30)   (0.30)
Distributions (from capital gains)             -        -    (0.03)       -         -
                                          -------  -------  -------  -------  --------
Total distributions                        (0.30)   (0.30)   (0.33)   (0.24)    (0.25)
                                          -------  -------  -------  -------  --------
NET ASSET VALUE AT END OF PERIOD          $ 5.00   $ 4.83   $ 4.76   $ 4.91   $  4.39
                                          =======  =======  =======  =======  ========
TOTAL RETURN                               10.04%    8.24%    4.04%   17.69%   (8.24)%
Ratios/supplemental data
----------------------------------------
Net assets ($000), end of period          $1,345   $1,092   $1,201   $1,096   $ 1,456
Ratio of expenses to average net assets     0.30%    0.47%    0.63%    0.54%     0.41%
Ratio of net investment income
to average net assets                       6.24%    6.85%    5.96%    5.15%     5.48%
Portfolio turnover rate                        0%      51%      75%      77%       74%

  For each of the above periods, all or a portion of the operating expenses were waived. If these costs had not been waived, the resulting  increases to expenses per share in each of the above periods would be $.03,  $.03,  $.03,  $0.22,  and
$0.13,  respectively.  The increase to the ratio of expenses to average  monthly net assets would be .61%, .63%, .70%, .60%, and .51% respectively.
                                                                                     *
Data  prior  to  September  28,  1995 may not be meaningful, as the fund operated with different
investment  objectives  and  fee  arrangements.




  (The accompanying notes are an integral part of these financial statements)

(Graphic  Omitted)
Sextant  Bond  Income  Fund
(Graphic  Omitted)
1998  Annual  Report
                      STATEMENT OF ASSETS AND LIABILITIES




As  of  November  30,  1998



ASSETS                                                                           -           -
      Bond investments (cost $1,260,787)                                $1,307,101           -
      Cash                                                                   8,912           -
      Interest receivable                                                   27,665           -
      Insurance deposit                                                      1,221           -
                                                                        ----------
            Total Assets                                                         -  $1,344,899
                                                                                    -----------
LIABILITIES
      Other Liabilities                                                        193           -
                                                                        ----------
            Total Liabilities                                                    -         193
                                                                                    -----------
NET ASSETS                                                                       -  $1,344,706
                                                                                    ===========
Fund shares outstanding                                                                          -  269,033
ANALYSIS OF NET ASSETS
      Paid in capital (unlimited shares authorized, without par value)           -  $1,372,967
      Accumulated net realized gain (loss) on investments                        -     (74,575)
      Unrealized net appreciation on investments                                 -      46,314
                                                                                    -----------
      Net Assets applicable to Fund shares outstanding                           -  $1,344,706
                                                                                    ===========
NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE                         -  $     5.00
                                                                                    ===========



                            STATEMENT OF OPERATIONS



For  the  year  ended  November  30,  1998



INVESTMENT INCOME                                                          -          -
      Interest income                                                $84,323          -
      Amortization of bond premiums                                   (1,807)         -
      Accretion                                                           62          -
                                                                     --------
            Gross investment income                                            $ 82,578
EXPENSES
      Investment adviser and administration fee                        7,691          -
      Professional fees                                                2,220          -
      Filing and registration fees                                       961          -
      Printing and postage                                               794          -
      Other expenses                                                    (163)         -
                                                                     --------
      Total gross expenses                                            11,503          -
                                                                     --------  --------
            Less advisory fee waived                                  (7,691)         -
                                                                     --------
      Net expenses                                                         -      3,812
                                                                               --------
            Net investment income                                          -     78,766
                                                                               --------
NET REALIZED GAIN ON INVESTMENTS
      Proceeds from sales                                                  -          -
      Less cost of securities sold based on identified cost                -          -
                                                                     --------
            Realized net gain (loss)                                       -          -
                                                                               --------
UNREALIZED GAIN (LOSS) ON INVESTMENTS
      End of period                                                   46,314          -
      Beginning of period                                              3,969          -
                                                                     --------
      Increase in unrealized gain for the period                           -     42,345
                                                                               --------
            Net realized and unrealized gain (loss) on investments         -     42,345
                                                                               --------
NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS                       -   $121,111


SEXTANT  BOND  INCOME  FUNDSEXTANT  BOND  INCOME  FUND
(Graphic  Omitted)
1998  Annual  Report
(Graphic  Omitted)

                      STATEMENT OF CHANGES IN NET ASSETS



                                                         Year ended      Year ended
                                                   Nov. 30, 1998      Nov. 30, 1997
                                                   -------------     --------------



INCREASE (DECREASE) IN NET ASSETS                                   -            -
FROM OPERATIONS:                                                    -            -
     Net investment income                                 $   78,766   $   73,291
     Net realized gain (loss) on investments                        -      (11,717)
     Net increase in unrealized appreciation                   42,345       26,604
                                                           -----------  -----------
     Net increase in net assets from operations               121,111       88,178
                                                           -----------  -----------
DIVIDENDS TO SHAREOWNERS FROM:
     Net investment income                                    (78,767)     (73,332)
     Capital gains distributions                                    -            -
                                                           -----------  -----------
                                                              (78,767)     (73,332)
                                                           -----------  -----------
FUND SHARE TRANSACTIONS:
     Proceeds from sales of shares                            331,514       65,272
     Value of shares issued in reinvestment of dividends       76,908       71,910
                                                           -----------  -----------
                                                              408,422      137,182
     Cost of shares redeemed                                 (198,299)    (260,712)
                                                           -----------  -----------
     Net increase in net assets from share transactions       210,123     (123,530)
                                                           -----------  -----------
Total increase (decrease) in net assets                       252,468     (108,684)
NET ASSETS
     Beginning of period                                    1,092,239    1,200,923
                                                           -----------  -----------
     End of period                                         $1,344,706   $1,092,239
                                                           ===========  ===========
Shares of the fund sold and redeemed
     Number of shares sold                                     66,905       14,054
     Number of shares issued in reinvestment of dividends      15,499       15,448
                                                           -----------  -----------
                                                               82,404       29,502
     Number of shares redeemed                                (39,719)     (55,536)
                                                           -----------  -----------
Net increase (decrease) in number of shares outstanding        42,685      (26,034)
                                                           ===========  ===========




Sextant  Bond  Income  Fund
(Graphic  Omitted)
1998  Annual  Report
(Graphic  Omitted)


                        DISCUSSION OF  FUND PERFORMANCE
                                  (UNAUDITED)

Fiscal  Year  1998
For the fiscal year ending November 30, 1998, the Sextant Bond Income Fund returned 10.04% to its shareowners, with the net asset value (NAV) rising to $5.00 from $4.83. Reflecting its conservative investment philosophy, the Fund's NAV moved in a relatively narrow range ($4.79 to $5.21, or about 9%) from high to low. For the fiscal year, the Fund ranked in the top 20% of the 83 funds in the Morningstar "Long Term Bond" category. The majority of the Fund's performance came from its long portfolio maturity. The average maturity of the portfolio is now 13.2 years, reduced from 14.9 years at the end of 1997. Factors Affecting Past Performance In early 1998, interest rates gradually fell with only modest volatility. Credit spreads continued to narrow as investors sought higher yields from both lower quality issues and moving out the yield curve. We believed that these strategies were flawed. Investors were not adequately compensated for assuming either the extra credit or maturity risk. We moved in the opposite direction in both cases. We modestly shortened the average maturity of our portfolio and increased the average credit quality. Starting in July, the stock market fell and bond prices rose. While uncommon recently, this inverse relationship was the normal before 1982. Then, at summer's end, a credit crunch developed due to Russia's default and the failure of a major hedge fund. There was a sudden de-leveraging of risk in the bond market. Credit spreads doubled, even tripled. The relative calm of the first half vanished. Fortunately, the intervention of central banks and several large investment firms restored liquidity to the market. The Federal Reserve lowered short-term rates seventy-five basis points in three quick steps. During the upheaval of the third quarter, the wisdom of keeping the portfolio in liquid, high-grade corporate paper, US Governments and bullet US Agency paper was never clearer. We will continue to follow this strategy in 1999. Looking Forward In 1999, we expect interest rates to continue downward and world economies to slow further. With the euro a reality and higher Japanese rates, the dollar will weaken. Excess cash, manufacturing capacity and low commodity prices will defeat inflation. Deflation is now prevalent in many countries. Short-term rates should fall under 4.%. The yield curve will maintain its current steeper shape. We expect the range of long rates to slide further. The Asian financial crisis is not today's front-page news, but the problems persist. Many economies remain financially troubled, and more are succumbing to recession. If the problems of the recent past flare up again another flight to quality and widening of credit spreads is a distinct possibility. As world capital seeks honest and open markets, where information flows easily and is relatively complete and accurate, investments in quality corporate bonds will continue to provide solid returns and security.

1998  Annual  Report
(Graphic  Omitted)
Sextant  Bond  Income  Fund
(Graphic  Omitted)

Management  Fee  Calculations
The Sextant Bond Income Fund calculates its management fee based on a comparison of the Fund's return to the return of Morningstar's "Long Term Bond" category. This category consists of mutual fund portfolios that "focus on corporate and other investment grade issues with an average duration of more than six years or an effective average maturity of more than ten years." Because the Fund's 12-month return outperformed this index by more than 2% at November 30, 1998, the Fund would pay the maximum bonus 0.20% (annualized) performance fee for the month of December 1998. No management fee was actually paid, since the advisor has waived the entire fee until assets exceed $2 million. Comparison to Index Comparison of any fund to an index must be made bearing in mind that the index is unmanaged, and expense-free. Conversely, the fund will (1) be actively managed, (2) have an objective other than mirroring the index, such as limiting risk, (3) bear transaction and other costs, (4) stand ready to buy and sell its securities to shareholders on a daily basis, and (5) provide a wide range of services. The graph below compares $10,000 invested in the Fund at its inception, compared to a similar amount invested in The Salomon Brothers Broad Investment-Grade Bond Index. The graph shows that the investment at the beginning of October 1993 would have risen to $13,923 in the Fund and $15,019 in the Index. The September 1995 changes in this Fund's investment policy limit the usefulness of this comparison. Past performance is not indicative of future results.

Sextant  Bond  Income Fund vs. Salomon Bros. Broad Investment Grade Bond Index

(Graph  Omitted)

(Graphic  Omitted)

SEXTANT  GROWTH  FUND

1998  ANNUAL  REPORT
(Graphic  Omitted)

November  30,  1998
SEXTANT  GROWTH  FUND
INVESTMENTS





Issue                              Quantity  Cost      Market Value
---------------------------------  --------  --------  -------------
Common Stocks (78.9%)
BANKING (17.3%)
Washington Mutual Savings Bank        4,500  $ 44,124  $     174,375
KeyCorp                               6,360    94,957        195,172
                                             --------  -------------
SUB-TOTAL                                     139,081        369,548
CONSTRUCTION (3.4%)
Building Materials Holding Corp*      4,000    44,171         49,250
Butler Manufacturing                  1,000    31,071         23,250
                                             --------  -------------
SUB-TOTAL                                      75,242         72,500
COMPUTERS  (12.5%)
Adobe Systems                         1,200    50,490         53,700
Apple Computer*                       1,200    39,606         38,325
3Com*                                 1,225    29,726         47,392
Netscape Communications*              1,200    26,920         44,400
Oracle*                               1,800    37,879         61,650
Phoenix Technologies Ltd.*            3,062    29,149         21,434
                                             --------  -------------
SUB-TOTAL                                     213,770        266,901
ELECTRONICS (2.3%)
FLIR Systems*                         2,500    27,611         48,125
INVESTMENTS (12.0%)
Schwab, Charles                       4,537     9,117        255,773
MACHINERY (2.3%)
Regal Beloit                          2,000    52,106         50,000
MEDICAL (9.3%)
Affymetrix*                           1,000    26,862         25,000
Genentech*                            1,000    37,225         70,062
Immunex Corp*                           700    48,438         64,488
Ligand Pharmaceuticals*               4,000    49,132         39,750
                                             --------  -------------
SUB-TOTAL                                     161,657        199,300
METAL ORES (2.0%)
Cyprus Amax Minerals                  3,800    76,218         43,225
OIL & GAS PRODUCTION (3.9%)
Atlantic Richfield                      900    51,620         59,850
Noble Drilling*                       2,000    14,212         23,125
                                             --------  -------------
SUB-TOTAL                                      65,832         82,975
RETAIL (7.5%)
Albertson's                           1,200    26,255         68,475
Meyer (Fred)*                         1,000    46,461         51,000
Saks*                                 1,500    43,683         41,250
                                             --------  -------------
SUB-TOTAL                                     116,399        160,725
TRANSPORTATION (6.4%)
Airborne Freight                      2,500    27,082         66,719
Halter Marine Group*                  5,834    54,239         40,109
Trinity Industries                      800    22,658         30,950
                                             --------  -------------
SUB-TOTAL                                     103,979        137,778


INVESTMENTS
  (The accompanying notes are an integral part of these financial statements)

1998  Annual  Report
(GRAPHIC  OMITTED)
SEXTANT  GROWTH  FUND
(Graphic  Omitted)SEXTANT  GROWTH  FUND
INVESTMENTS






Issue                                     Quantity  Cost        Market Value
----------------------------------------  --------  ----------  -------------
Preferred Stocks (1.7%)
Washington Water Power, Pref.W               2,000      37,079         37,250
Government Bonds (11.6%)
US Treasury Bill  02/18/99                 250,000     247,377        247,555
                                                    ----------  -------------
Total Investments (92.2%)                           $1,325,468  $   1,971,654
                                                    ==========  =============
Other Assets (net of liabilities) (7.8%)                              167,782
                                                                -------------
TOTAL NET ASSETS (100.0%)                                       $   2,139,436
* non-income producing


FINANCIAL  HIGHLIGHTS


SEXTANT  GROWTH  FUND
FINANCIAL  HIGHLIGHTS
(Graphic  Omitted)


                 Selected data per share of capital stock outstanding throughout the year:*

                                   For Year Ended November 30,
                                   ---------------------------



                                                 1998      1997     1996     1995     1994
                                              --------  --------  -------  -------  -------
NET ASSET VALUE AT BEGINNING OF PERIOD        $  9.58   $  7.92   $ 7.42   $ 5.82   $ 6.38
                                              --------  --------  -------  -------  -------
      INCOME FROM INVESTMENT OPERATIONS
      Net investment income                      0.02      0.01        -    (0.03)   (0.03)
      Net gains or losses on securities
(both realized and unrealized)                  (0.11)     2.41     0.50     1.82    (0.53)
                                              --------  --------  -------  -------  -------
Total from investment operations                (0.07)     2.40     0.50     1.79    (0.56)
      LESS DISTRIBUTIONS
      Dividends (from net investment income)    (0.02)    (0.01)       -        -        -
      Distributions (from capital gains)        (0.18)    (0.73)       -    (0.19)       -
                                              --------  --------  -------  -------  -------
Total distributions                             (0.22)    (0.74)       -    (0.19)       -
                                              --------  --------  -------  -------  -------
NET ASSET VALUE AT END OF PERIOD              $  9.29   $  9.58   $ 7.92   $ 7.42   $ 5.82
                                              ========  ========  =======  =======  =======
TOTAL RETURN                                   (0.97)%    30.30%    6.74%   30.76%    8.78%
Ratios / Supplemental Data
--------------------------------------------
Net assets ($000), end of period              $ 2,139   $ 2,188   $1,616   $1,137   $1,010
Ratio of expenses to average net assets          0.66%     1.04%    0.95%    1.63%    1.50%
Ratio of net investment income to
      average net assets                         0.19%   (0.12)%    0.01%    0.45%    0.43%
Portfolio turnover rate                            37%       25%      32%      40%      12%

  For 1996 and 1995 all or a portion of the operating expenses were waived.  If these costs had  not  been  waived,
       the

                                                                        resulting
                                                                        increase
                                                                        to
                                                                        expenses
                                                                        per
                                                                        share in
                                                                        each  of
                                                                        these
                                                                        years
                                                                        would be
                                                                        $.00,
                                                                        and
                                                                        $.01,
                                                                        respectively.
The

                                                                              increase
                                                                              to
                                                                              the
                                                                              ratio
                                                                              of
                                                                              expenses
                                                                              to
                                                                              average
                                                                              net
                                                                              assets
                                                                              would
                                                                              have
                                                                              been
                                                                              .00%,
                                                                              and
                                                                              .18%,
                                                                              respectively.
*  Data  prior  to  September  28,  1995  may  not be meaningful, as the fund operated with different  investment
                                                            objectives and fee arrangements

                                                                                          .


 (The  accompanying  notes are an integral part of these financial statements)

SEXTANT  GROWTH  FUND
(Graphic  Omitted)
1998  Annual  Report
(GRAPHIC  OMITTED)SEXTANT  GROWTH  FUND
                      STATEMENT OF ASSETS AND LIABILITIES


As  of  November  30,  1998



ASSETS                                                                          -           -
     Investments (cost $1,325,468)                                     $1,971,654           -
     Cash                                                                 166,527           -
     Interest receivable                                                    2,236           -
     Insurance reserve premium                                              1,214           -
                                                                       ----------
          Total Assets                                                          -  $2,141,631
                                                                                   -----------
LIABILITIES
     Other Liabilities                                                      2,195           -
                                                                       ----------
          Total Liabilities                                                     -       2,195
                                                                                   -----------
NET ASSETS                                                                      -  $2,139,436
                                                                                   ===========
Fund shares outstanding                                                         -     230,106
ANALYSIS OF NET ASSETS
     Paid in capital (unlimited shares authorized, without par value)           -   1,493,340
     Undistributed net investment income                                        -     (13,220)
     Accumulated net realized gain (loss) on investments                        -         (90)
     Unrealized net appreciation on investments                                 -     646,186
                                                                                   -----------
     Net Assets applicable to Fund shares outstanding                           -  $2,139,436
                                                                                   ===========
NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE                        -  $     9.29
                                                                                   ===========




                            STATEMENT OF OPERATIONS



For  the  year  ended  November  30,  1998



INVESTMENT INCOME                                                          -           -
      Dividend income                                               $ 17,959           -
                                                                    ---------
            Gross investment income                                        -   $  17,959
EXPENSES
      Investment adviser and administration fee                        8,933           -
      Professional fees                                                3,883           -
      Filing and registration fees                                     1,330           -
      Printing and postage                                             1,429           -
      Other expenses                                                  (1,581)          -
                                                                    ---------
      Total gross expenses                                                 -      13,994
                                                                               ----------
            Net investment income                                          -       3,965
                                                                    ---------  ----------
NET REALIZED GAIN ON INVESTMENTS
      Proceeds from sales                                            666,621           -
      Less cost of securities sold based on identified cost          626,530           -
                                                                    ---------
            Realized net gain                                                     40,091
                                                                               ----------
UNREALIZED GAIN ON INVESTMENTS
      End of period                                                  646,186           -
      Beginning of period                                            714,030           -
                                                                    ---------  ----------
      Decrease in unrealized gain for the period                           -     (67,844)
                                                                    ---------  ----------
            Net realized and unrealized gain (loss) on investments         -     (27,753)
                                                                    ---------  ----------
NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS                       -    ($23,788)
                                                                               ==========



  (The accompanying notes are an integral part of these financial statements)

(GRAPHIC  OMITTED)
SEXTANT  GROWTH  FUND
1998  ANNUAL  REPORT
(Graphic  Omitted)
                      STATEMENT OF CHANGES IN NET ASSETS


                                                     Year ended      Year ended
                                               Nov. 30, 1998      Nov. 30, 1997
                                              --------------     --------------



INCREASE IN NET ASSETS                                          -            -
FROM OPERATIONS:                                                -            -
Net investment income (loss)                           $    3,965   $   (2,493)
Net realized gain (loss) on investments                    40,091      171,838
Net increase (decrease) in unrealized appreciation        (67,844)     315,222
                                                       -----------  -----------
Net increase in net assets from operations                (23,788)     484,567
                                                       -----------  -----------
DIVIDENDS TO SHAREOWNERS FROM:
Net investment income                                      (4,281)      (1,105)
Capital gains distributions                               (40,111)    (162,378)
                                                       -----------  -----------
                                                          (44,392)    (163,483)
                                                       -----------  -----------
FUND SHARE TRANSACTIONS:
Proceeds from sales of shares                             295,175      407,623
Value of shares issued in reinvestment of dividends        44,024      161,233
                                                       -----------  -----------
                                                          339,199      568,856
Cost of shares redeemed                                  (319,950)    (317,129)
                                                       -----------  -----------
Net increase in net assets from share transactions         19,249      251,727
                                                       -----------  -----------
Total increase (decrease) in net assets                   (48,931)     572,811
NET ASSETS
Beginning of period                                     2,188,367    1,615,556
                                                       -----------  -----------
End of period                                          $2,139,436   $2,188,367
                                                       ===========  ===========
Shares of the fund sold and redeemed
Number of shares sold                                      30,923       45,282
Number of shares issued in reinvestment of dividends        4,739       16,830
                                                       -----------  -----------
                                                           35,662       62,112
Number of shares redeemed                                 (33,801)     (37,742)
                                                       -----------  -----------
Net increase in number of shares outstanding                1,861       24,370
                                                       ===========  ===========


SEXTANT  GROWTH  FUND
  (The accompanying notes are an integral part of these financial statements)

(GRAPHIC  OMITTED)
SEXTANT  GROWTH  FUND
1998  ANNUAL  REPORT
(Graphic  Omitted)SEXTANT  GROWTH  FUND

                        DISCUSSION OF  FUND PERFORMANCE
                                  (UNAUDITED)
The  Year  1998
For the fiscal year ending November 30, 1998, the Sextant Growth Fund declined almost 1%. This was a sharp disappointment in comparison to 1997, when total return was over 30%. Total assets remained almost constant at $2.1 million. But, showing the volatility of the stock markets, the Fund jumped up 12% from November 30 to Christmas. Factors Affecting Past Performance The Fund seeks long-term growth through investment in common stocks of U.S. companies. It follows a value investment approach, favoring companies with good fundamentals and low price/earnings ratios. This year's market essentially split in two, with big companies, especially those in technology-related businesses, soaring and most everything else failing to keep pace. We were against the tide with our cyclicals, and mid-sized and smaller companies. Although it hurt short-term results, we avoided the high-flying, Vegas-like Internet stocks where entry is easy and earnings hard to spot. During the year we kept as much as 25% of the Fund's assets in cash, a beneficial strategy during the July to September sell-off. Looking Forward Stocks ultimately reflect their underlying business values. After their strong performance in 1998, we feel many large-cap stocks are now overvalued. Growth of the U.S. economy is slowing, even while interest rate cuts are proping it up. As low-priced imports from devalued foreign economies flood our markets, the evil voices of protectionism are rising. A sharp decline, like that of this year's third quarter, won't be as easy to stem. Now that much of the general public is day-trading, a major drop in market wealth will clearly restrict consumer spending and bring on deflation. Management Fee Calculations The Sextant Growth Fund calculates part of its management fee based on a comparison of the Fund's return to the average return in Morningstar's Domestic Growth category. At November 30, 1998, the one-year return for this category average was 7.8%. Because the Fund's 12-month return underperformed this average by more than 4% at November 30, 1998, the Fund paid the maximum penalty 0.30% (annualized) performance fee for the month of December 1998. For the fiscal year, the subpar investment performance was muted for shareowners as the Fund's total expense ratio dropped to 0.66% from 1.04% the prior year.

(GRAPHIC  OMITTED)
1998  Annual  Report
(GRAPHIC  OMITTED)


SEXTANT  GROWTH  FUND

Comparison  to  Index
The line graph compares Sextant Growth Fund's performance to that of a broad-based stock market index, the Standard & Poor's 500 Index. Comparison of any fund to an index must be made bearing in mind that the index is unmanaged, and expense-free. Conversely, the fund will (1) be actively managed, (2) have an objective other than mirroring the index, such as limiting risk, (3) bear transaction and other costs, (4) stand ready to buy and sell its securities to shareholders on a daily basis, and (5) provide a wide range of services. The graph below compares $10,000 invested in the Fund at its inception, compared to a similar amount invested in Standard & Poor's 500 Index. The graph shows that the investment at the Fund's inception would have risen to $21,306 in the Fund and $43,732 in the Index. The changes in this Fund's investment objectives and policies during the life of the Fund limit the usefulness of this comparison. Past performance is not indicative of future results.

SEXTANT  GROWTH  FUND  VS.  S&P  500  INDEX
(GRAPH  OMITTED)

SEXTANT  INTERNATIONAL  FUND
(Graphic  Omitted)
1998  Annual  Report
(GRAPHIC  OMITTED)
NOVEMBER  30,  1998

INVESTMENTS







ISSUE                                   Quantity  Cost     Market Value   Country
--------------------------------------  --------  -------  -------------  --------------
BANKING AND FINANCIAL (20%)
Australia & New Zealand Bank ADR             500  $10,875  $      16,531  Australia
Aegon NV ADR                                 612   11,513         64,872  Netherlands
Banco Bilbao Vizcaya ADS                   1,800    7,752         28,350  Spain
AXA S.A. ADS                                 300   16,116         19,238  France
ING Groep N.V. ADS                           406   18,258         22,888  Netherlands
Toronto Dominion Bank                        700   18,159         23,450  Canada
                                                  -------  -------------
SUB-TOTAL                                          82,673        175,329
BUILDING MATERIALS (4.8%)
C R H plc ADR                              1,500   15,661         23,719  Ireland
Hanson plc ADR                               500   12,090         18,563  United Kingdom
                                                  -------  -------------
SUB-TOTAL                                          27,751         42,282
CHEMICALS (2.9%)
Phone Poulenc SA ADR                         508   15,859         25,400  France

COMPUTERS  (6.2%)
Business Objects SA ADS*                   2,000   19,570         38,000  France
Dassault Systems SA ADR                      400   13,875         16,200  France
                                                  -------  -------------
SUB-TOTAL                                          33,445         54,200
CONSUMER PRODUCTS (3.6%)
Gucci Group NV                               200   10,925          9,000  Italy
Coca Cola FEMSA S.A. ADR                   1,500    9,750         22,312  Mexico
                                                  -------  -------------
SUB-TOTAL                                          20,675         31,312
COUNTRY FUNDS (5.5%)
Asia Pacific Fund                          3,000   20,752         20,250  Asia
Austria Fund                               1,000    7,923         10,562  Austria
Irish Investment Fund                        900   10,237         17,212  Ireland
                                                  -------  -------------
SUB-TOTAL                                          38,912         48,024
ELECTRICAL EQUIPMENT  (3.1%)
ABB AB ADR                                   100   10,000         10,600  Sweden
Lernout & Houspie Speech Products NV*        400   16,457         16,200  Belgium
                                                  -------  -------------
SUB-TOTAL                                          26,457         26,800
MEDICAL-DRUGS (5.8%)
Glaxo Wellcome plc ADR                       400    9,800         25,400  United Kingdom
Novo-Nordisk A/S ADR                         450   14,702         25,988  Denmark
                                                  -------  -------------
SUB-TOTAL                                          24,502         51,388
METALS & MINING (3.2%)
Potash Corp of Saskatchewan                  300   21,164         18,506  Canada
Rio Tinto plc ADS                            200   11,375          9,600  United Kingdom
                                                  -------  -------------
SUB-TOTAL                                          32,539         28,106
OIL & GAS PRODUCTION (6.8%)
Petroleum Geo-Services A/S*                1,000   10,979         14,063  Norway
Total S.A. ADR                               307    8,812         18,765  France
YPF SA ADS                                   900   21,274         26,606  Argentina
                                                  -------  -------------
SUB-TOTAL                                          41,065         59,434



  (The accompanying notes are an integral part of these financial statements)

(GRAPHIC  OMITTED)
1998  Annual  Report
SEXTANT  INTERNATIONAL  FUND
(Graphic  Omitted)
SEXTANT  INTERNATIONAL  FUND
INVESTMENTS





 ISSUE                                              Quantity  Cost      Market Value    Country
--------------------------------------------------  --------  --------  --------------  --------------
PAPER PRODUCTS (1.3%)
Fletcher Challenge Forests ADR                         2,024    15,778          7,716   New Zealand
Fletcher Challenge Paper ADR                             600    12,623          3,825   New Zealand
                                                              --------  --------------
SUB-TOTAL                                                       28,401         11,541
PHOTOGRAPHIC EQUIPMENT (4.3%)
Canon  ADR                                             1,000    23,426         22,187   Japan
Fuji Photo Film ADR                                      400    10,050         15,150   Japan
                                                              --------  --------------
SUB-TOTAL                                                       33,476         37,337
REAL ESTATE (2.7%)
Intrawest                                              1,500    26,218         24,094   Canada

TELECOMMUNICATIONS (18.5%)
BCE Inc                                                  900    15,830         32,006   Canada
British Sky Broadcasting ADS                             300    11,063         15,281   United Kingdom
Cable & Wireless plc ADS                                 600    13,021         22,650   Hong Kong
Embratel Participacoes ADR*                              300     6,933          4,800   Brazil
Gilat Satellite Networks Ltd*                            300    12,353         15,263   Israel
PT Indosat ADR                                         1,000    20,952         14,000   Indonesia
Tele Celular Sul Partcipacoes S.A. ADR*                   30       693            683   Brazil
Tele Centro Oeste Celular Participacoes S.A. ADR*        100     2,311            475   Brazil
Tele Centro Sul Participacoes S.A. ADR*                   60     1,387          3,424   Brazil
Telefonica de Espana ADS ADR                             250    10,250         34,844   Spain
Tele Leste Celular Participacoes S.A. ADR*                 6       139            251   Brazil
Telemig Celular Participacoes S.A. ADR*                   15       347            463   Brazil
Tele Nordeste Celular Participacoes S.A. ADR*             15       347            394   Brazil
Tele Norte Celular Participacoes S.A. ADR*                 6       139            246   Brazil
Tele Norte Leste Participacoes S.A. ADR*                 300     6,933          5,100   Brazil
Telesp Celular Participacoes S.A. ADR*                   120     5,546          3,150   Brazil
Telesp Participacoes S.A. ADR*                           300     6,933          8,025   Brazil
Tele Sudeste Celular Participacoes S.A. ADR*              60     1,387          1,620   Brazil
                                                              --------  --------------
SUB-TOTAL                                                      116,564        162,675
TRANSPORTATION (8.6%)
British Airways ADS                                      150    10,931         10,444   United Kingdom
Daimler-Chrysler AG                                      251    16,406         23,013   Germany
Desc SA ADR                                              700    19,649         13,213   Mexico
KLM Royal Dutch Airlines                               1,017    35,548         28,730   Netherlands
                                                              --------  --------------
SUB-TOTAL                                                       82,534         75,400
UTILITIES-ELECTRIC (2.1%)
Enersis S.A. ADR                                         800    19,414         18,700   Chile

UTILITIES-GAS (1.7%)
Transport de Gas del Sur SA ADR                        1,500    18,807         15,000   Argentina
                                                              --------

TOTAL INVESTMENTS (101%)                                      $669,292        887,022
                                                              ========
Other Assets (net of liabilities) (-1%)                                        (6,272)
                                                                        --------------
TOTAL NET ASSETS (100%)                                                 $     880,750
                                                                        ==============

*  Non-income  producing


INVESTMENTS
  (The  accompanying  notes are an integral part of these financial  statements)

(GRAPHIC OMITTED) SEXTANT INTERNATIONAL FUND
                          SEXTANT INTERNATIONAL FUND
(Graphic  Omitted)

                      STATEMENT OF ASSETS AND LIABILITIES



 As  of  November  30,  1998



 ASSETS                                                                          -          -
       Common stock investments (cost $669,292)                           $887,022          -
       Cash                                                                 (5,048)         -
       Dividends receivable                                                    470          -
                                                                          ---------
             Total Assets                                                        -   $882,444
                                                                                     --------
 LIABILITIES
      Payable to affiliate                                                   1,694          -
                                                                          ---------
             Total Liabilities                                                   -      1,694
                                                                                     --------
 NET ASSETS                                                                      -   $880,750
                                                                                     ========

 Fund Shares Outstanding                                                         -    129,464
 ANALYSIS OF NET ASSETS
       Paid in capital  (unlimited shares authorized, without par value)   671,714          -
       Accumulated net realized gain (loss) on investments                  (8,694)         -

       Unrealized net appreciation on investments                          217,730          -
                                                                          ---------
       Net Assets applicable to Fund shares outstanding                          -   $880,750
                                                                                     ========
 NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE                        -   $   6.81
                                                                                     ========




                            STATEMENT OF OPERATIONS



 For  the  Year  ended  November  30,  1998



INVESTMENT INCOME                                                    -        -
      Dividends (net of foreign tax)                          $ 15,740        -
                                                              --------
            Net investment income                                    -  $15,740
EXPENSES
      Investment adviser and administration fee                  7,060        -
      Professional fees                                          1,716        -
      Filing and registration fees                                 900        -
      Printing and postage                                         700        -
      Other expenses                                               345        -
                                                              --------
            Total gross expenses                                     -   10,721
                                                                        -------
            Net investment income                                    -    5,019
                                                                        -------
NET REALIZED GAIN (LOSS) ON INVESTMENTS
      Proceeds from sales                                      172,047        -
      Less cost of securities sold based on identified cost    166,888        -
                                                              --------  -------
Realized net gain (loss)                                             -    5,159
UNREALIZED GAIN (LOSS) ON INVESTMENTS
      End of period                                            217,730        -
      Beginning of period                                      189,878        -
                                                              --------  -------
      Increase in unrealized gain for the period                     -   27,852
                                                                        -------
            Net realized and unrealized gain on investments          -   33,011
                                                                        -------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                 -  $38,030
                                                                        =======



  (The accompanying notes are an integral part of these financial statements)

(Graphic  Omitted)
1998  Annual  Report
(GRAPHIC  OMITTED)

SEXTANT  INTERNATIONAL  FUND

STATEMENT  OF  CHANGES  IN  NET  ASSETS

                                                    Year ended      Year ended
                                                 Nov 30, 1998     Nov 30, 1997
                                                 ------------     ------------




                                 INCREASE (DECREASE) IN NET ASSETS     -     -
                                                  FROM OPERATIONS:     -     -
                                 Net investment Income      $5,019      $7,829
               Net realized gain (loss) on investments      5,159      (7,500)
              Net increase  in unrealized appreciation      27,852      93,292
                                                           -------     -------
            Net increase in net assets from operations      38,030      93,621
                                                           -------     -------

DIVIDENDS  TO  SHAREOWNERS  FROM:
                               Net investment income      (5,174)      (7,831)
                                     Capital gains distributions      -      -
                                                                     --     --
                                                          (5,174)      (7,831)
                                                         --------     --------
FUND  SHARE  TRANSACTIONS:
                       Proceeds from sales of shares      355,656      274,408
                  Value of shares issued in reinvestment of dividends      5,129
                                                                          ------
                                                                         7,831
                                                                             -
                                                          360,785      282,239
                         Cost of shares redeemed      (394,045)      (182,369)
                                                     ----------     ----------
                   Net increase (decrease) in net assets from share transactions
                                                          (33,260)      99,870
                                                               ---     -------
               Total increase (decrease) in net assets      (404)      185,660

NET  ASSETS
                                 Beginning of period      881,154      695,494
                                                         --------     --------
                                     End of period      $880,750      $881,154
                                                       =========     =========

Shares  of  the  Fund  sold  and  redeemed
                                 Number of shares sold      50,080      41,860
      Number of shares issued in reinvestment of dividends      753      1,184
                                                               ----     ------
                                                            50,833      43,044
                         Number of shares redeemed      (54,754)      (28,196)
                                                       ---------     ---------
            Net increase (decrease) in number of shares outstanding      (3,921)
                                                                        ========
                                                                        14,848
                                                                            ==


  (The accompanying notes are an integral part of these financial statements)

SEXTANT  INTERNATIONAL  FUNDSEXTANT  INTERNATIONAL  FUND
(GRAPHIC  OMITTED)
1998  ANNUAL  REPORT
(Graphic  Omitted)
FINANCIAL  HIGHLIGHTSFINANCIAL  HIGHLIGHTS



Selected data per share of capital stock outstanding throughout the period:
                                  Sept. 28, '95
                          For the Year Ended November 30,               (Inception) to
                          -------------------------------
                                    1998     1997     1996     Nov. 30, '95*
                                    ----     ----     ----     -------------



NET ASSET VALUE AT BEGINNING OF PERIOD                                  $ 6.61   $ 5.87   $ 4.99   $  5.00
                                                                        -------  -------  -------  --------
      INCOME FROM INVESTMENT OPERATIONS
      Net investment income                                               0.03     0.06     0.03     (0.02)
      Net gains or losses on securities (both realized and unrealized)    0.21     0.74     0.88      0.01
                                                                        -------  -------  -------  --------
Total from investment operations                                          0.24     0.80     0.91     (0.01)
      LESS DISTRIBUTIONS
      Dividends (from net investment income)                             (0.04)   (0.06)   (0.03)        -
      Distributions (from capital gains)                                     -        -        -         -
                                                                        -------  -------  -------  --------
Total distributions                                                      (0.04)   (0.06)   (0.03)        -
                                                                        -------  -------  -------  --------
NET ASSET VALUE AT END OF PERIOD                                        $ 6.81   $ 6.61   $ 5.87   $  4.99
                                                                        =======  =======  =======  ========
TOTAL RETURN                                                              3.57%   13.58%   18.16%   (0.20)%
Ratios/supplemental data
----------------------------------------------------------------------
Net assets ($000), end of period                                        $  881   $  881   $  695   $   328
Ratio of expenses to average net assets                                   1.16%    1.51%    1.80%     0.49%
Ratio of net investment income to average net assets                      0.54%    0.93%    0.60%     0.38%
Portfolio turnover rate                                                     20%       9%      11%       12%

       For the year ended Nov. '96 and the period ended Nov. '95, all or a portion of the operating expenses were waived. If costs had not been have waived and directly assumed, the resulting increase to expenses per share in these periods would have been $.03 and $.01, respectively. The increase to the ratio of expenses to average monthly net assets would be .50% and .21 %, respectively.


* not annualized


  (The accompanying notes are an integral part of these financial statements)

                        DISCUSSION OF  FUND PERFORMANCE
                                  (UNAUDITED)
FINANCIAL  HIGHLIGHTS
Fiscal  Year  1998
For the fiscal year ended November 30, 1998, the Sextant International Fund returned 3.57% to its shareowners. Total assets ended unchanged from the year before, and the Fund remains small. The objective of the Fund is to provide long-term growth through investment in foreign stocks. Factors Affecting Past Performance Investing in foreign securities includes risks not present in domestic securities. During 1998, foreign markets suffered from defaults, illiquidity and uncertainty - yet many showed gains after 1997 disasters. Our portfolio was heavily weighted in financial issues, which suffered in a credit cruch. Commodity prices mostly declined, which hurt our resource-based securities. Looking Forward The Sextant International Fund is broadly invested in growing companies headquartered outside the United States. Foreign companies were generally less aggressive at cutting expenses and

(GRAPHIC  OMITTED)
1998  ANNUAL  REPORT
SEXTANT  INTERNATIONAL  FUND
(Graphic  Omitted)

focusing their operations on shareowner value than US companies in the 1990's, but this is changing. We expect that our portfolio securities will continue to show growth and the Fund will continue to perform well. Management Fee Calculations The Sextant International Fund calculates part of its management fee based on a comparison of the Fund's return to the average return of the Morningstar fund category Foreign Stock. At November 30, 1998, the one-year return for this category average was 9.6%. Because the Fund's 12-month return underperformed this average by more than 4% at November 30, 1998, the Fund paid the maximum penalty 0.30% (annualized) performance fee for the month of December 1998. For the fiscal year, the sub-par investment returns were muted for shareowners as the Fund's total expense ratio dropped to 0.54% from 0.93% the prior year. Comparison to Index Comparison of any fund to an index must be made bearing in mind that the Index is unmanaged, and expense-free. The graph below compares $10,000 invested in the Fund at its inception, compared to a similar amount invested in the AMEX International Index. This capitalization-weighted index averages 50 American Depository Receipts (ADRs) of large worldwide companies, and reflects the types of securities in which Sextant International Fund invests. The graph shows that a $10,000 investment made on September 1995 would have risen to $13,871 in the Fund and $13,856 in the Index. Past performance is not indicative of future results.


Sextant  International  Fund  vs.  AMEX  International  Index

(Graph  Omitted)

Notes  to  Financial  Statements
(GRAPHIC  OMITTED)
1998  ANNUAL  REPORT
Note  1  -Organization
Saturna Investment Trust (the "Trust") (formerly Northwest Investors Trust) was established under Washington State Law as a Business Trust on February 20, 1987. The Trust is registered as a no-load, open-end series invest-ment company under the Investment Company Act of 1940, as amended. Five portfolio series have been created to date: Sextant Bond Income Fund ("Bond Income"), Sextant Short-Term Bond Fund ("Short-Term Bond"), Sextant Growth Fund ("Growth"), and Sextant International Fund ("International") (collectively, the "Funds") and Idaho Tax-Exempt Fund, distributed through a separate prospectus and the results of which are contained in a separate report.

Note  2  -Significant  Accounting  Policies
The following is a summary of the sig-nificant accounting policies followed by the Funds.

INVESTMENTS:
Securities traded on a national ex-change or the national over-the-counter market system are valued at the last sale price or, in the absence of any sale on that date, the closing bid price. Other securities traded in the over-the-counter market are valued at the last bid price. Fixed-income securities for which there are no publicly available market quo-tations are valued using a matrix based on maturity, quality, yield and similar factors, which are compared periodically to multiple dealer bids and ad-justed by the adviser under policies established by the Trustees. The cost of securities is the same for accounting and federal income tax purposes. Securities trans-actions are recorded on trade date. Realized gains and losses are recorded on the identified cost basis.

INCOME  AND  EXPENSES:
Interest income is reduced by the amortization of bond premiums, on a con-stant yield-to-maturity basis from pur-chase date to maturity. Interest income is increased by accretion only for bonds underwritten as original issue discounts. Market dis-counts are recorded as realized gains upon disposition. Cash dividends from equity secu-rities are recorded as income on the ex-div-idend date. Expenses incurred by the Trust on be-half of the Funds (e.g., professional fees) are allocated to the Funds on the basis of relative daily average net assets. The Adviser has agreed to certain limits on ex-penses, as described below.

INCOME  TAXES:
The Funds have elected to be taxed as regulated investment companies under the Internal Revenue Code and distribute sub-stantially all of their taxable net invest-ment income and realized net gains on in-vest-ments. Thus, no provision for Federal income taxes is required.

DIVIDENDS  AND  DISTRIBUTIONS  TO  SHAREOWNERS:
Dividends and distributions to share-owners are recorded on the ex-dividend date. For the Bond Income and Short-Term Bond, div-idends are paid daily and distributed on the last business day of each month. For the Growth and International, dividends are payable at the end of each November. Shareowners electing to reinvest dividends and distributions pur-chase additional shares at the net asset value on the payable date.

Note  3  -Transactions  with  Affiliated  Persons
Under a contract approved by shareowners on September 28, 1995, Saturna Capital Corporation provides investment ad-vi-sory services and certain other adminis-tra-tive and distribution services to conduct Trust busi-ness, including shareholder servicing and transfer agency services. Each of the Funds pays the Adviser an Investment Advisory and Administrative Services Fee (the "Base Fee") of .60% of average net assets per annum, payable monthly. The Base Fee is subject to adjustment up or down depending on the investment performance of the Fund relative to a specified index (the "Performance Adjustment"). The Adviser has voluntarily undertaken to limit expenses of Bond Income and Short-Term Bond to 0.60% through March 31, 1999 and waives its investment advisory and administrative fee as to either Fund completely so long as assets of that Fund are less than $2 million. For the year ended November 30, 1998, Bond Income and Short-Term Bond incurred advisory expenses of $7,691 and $12,132, respectively. Growth and International incurred advisory expenses of $8,933 and $7,060, respectively. In accordance with the expense waiver, for the year ended November 30, 1998, Saturna Capital waived all of the Bond Income advisory fee and $8,805 of that of Short-Term Bond. In accordance with the Funds' custodian agreements with National City Bank, for the year ended November 30, 1998, custodian fees for Bond Income, Short-Term Bond, Growth, and International, were $475, $2,145, $2,210, and $2,748, respectively. The custodian waived its fees for earnings credits. One trustee, who also serves as the president of the Trust, is a di-rector and president of the Adviser. The four unaffiliated trustees receive $100 per Board or committee meeting attended. On December 8, 1998, the trustees, officers and their immediate families as a group owned 25.7%, 18.7%, 17.3% and 32.6% of the outstanding shares of Bond Income, Short-Term Bond, Growth and International, respectively. The Trust acts as a distributor of its own shares, except in those states in which Investors National Corporation (a sub-si-diary of Saturna Capital Corporation) is itself registered as a broker-dealer and acts as dis-tributor without compensation. Investors National Corporation is the primary stockbroker used to effect portfolio transactions for Growth and International, and paid $2,727 and $1,431, respectively in commissions at deep-discount rates during the year ended November 30, 1998.

Note  4  -Federal  Income  Taxes
At November 30, 1998, International had capital loss carryforwards of $8,694 which expire in 2004, Bond Income had capital loss carryforwards of $74,575 which expire in 2004 and Short-Term Bond had capital loss carryforwards of $7,602 which expire in 2004, subject to regulation. Prior to their expiration, such loss carryforwards may be used to offset future net capital gains realized for federal income tax purposes.

Note  5  -Investments
At November 30, 1998, the net unrealized gain on investments for Bond Income, Short-Term Bond, Growth and International were $46,314, $12,156, $646,186, and
$217,730, which consist of unrealized gains of $48,875, $13,476, $725,905, and $278,489, and unrealized losses of $2,561, $1,320, $79,719, and $60,759, respectively.
During the year ended November 30, 1998, Bond Income pur-chased $252,062 of securities and sold no securities. Comparable figures for Short-Term Bond are $1,370,491 purchased $2,075,227 sold; for Growth $650,078 and $666,621; and for
International, $194,372 and $172,047. Included in the above amounts for Short-Term Bond are purchases of $240,278 and sales of $650,488 of U.S. Government securities.

Sextant  Mutual  Funds
(GRAPHIC  OMITTED)


Saturna  Capital
(GRAPHIC  OMITTED)

MUTUAL  FUNDSMUTUAL  FUNDS
                             1300 No. State Street
                           Bellingham WA 98225-4730
                                  800/SATURNA
                                 (800/728-8762)
                                WWW.SATURNA.COM
This report is issued for the information of the shareowners of the Funds. It is
not  authorized  for   distribution  to  prospective   investors  unless  it  is
accompanied or preceded by an effective prospectus relating to the securities of the Trust. The Sextant Funds are a series of Saturna Investment Trust.

SHORT-TERM  BOND  SHORT-TERM  BOND
(GRAPHIC  OMITTED)
BOND  INCOMEBOND  INCOME
(GRAPHIC  OMITTED)
GROWTHGROWTH
(GRAPHIC  OMITTED)
INTERNATIONALINTERNATIONAL
(GRAPHIC  OMITTED)

Annual  Report

November  30,  1998